EXHIBIT 99.1

FISCAL YEAR 2016 REVENUES AND EARNINGS FOR GREYSTONE LOGISTICS, INC.

Tulsa, OK-09/07/16—(OTCQB:GLGI). Tulsa-based Greystone Logistics, Inc. reporting record sales for fiscal year end May 31, 2016.

Sales for the fiscal year ended May 31, 2016 were $26,340,405 compared to $22,293,922 in fiscal year 2015 for an increase of $4,046,483, an 18.2% increase. Greystone’s sales to its major customer in fiscal year 2016 were 41% of total sales compared to 51% in the prior year. Pallet sales to a new major customer increased from zero to 15% of total sales in fiscal year 2016. Greystone’s net income was $836,134 in fiscal year 2016 compared to $609,569 in fiscal year 2015. Greystone recorded net income available to common stockholders for fiscal year 2016 of $271,426, or $.01 per share, compared to $57,565, or $0.00 per share, in fiscal year 2015.

Warren Kruger CEO stated, “We anticipate driving top line sales during the next fiscal year and will continue to be diligent and cognizant of our need to drive down costs of production through innovation, automation, and scale focusing on providing returns that our shareholders’ expect. Since last quarter’s announcement of a new machine, two additional new machines have been placed into production to accommodate growing demand for Greystone’s products. Much of this demand is for a newly designed pallet being manufactured and sold to a lease pool customer that rents the pallets. The combination of strength, standardization, ease of cleaning, and recyclability are driving customer conversion from wood to plastic. Greystone has the best engineered injection molded pallet line in the world with innovative designs allowing superior racking strength, high coefficient of friction anti-skid solutions, proprietary freezer additives allowing for use in environments of -30 degrees Fahrenheit, and utilizing 100% recycled and recyclable plastic content.”

Greystone Logistics is a “Green” manufacturing company that reprocesses and sells recycled plastic and designs, manufactures, sells high quality 100% recycled plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including that used in its injection molding equipment, proprietary blend of recycled plastic resins and patented pallet designs, allows production of high quality pallets quickly and at lower costs than many processes. The recycled plastic for its pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin. Excess plastic not used in production of pallets is reprocessed for resale.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2016.

Contact:

Warren F. Kruger

President/CEO

Corporate Office

1613 East 15th Street

Tulsa, Oklahoma 74120

(918) 583-7441

(918) 583-7442 (FAX)

http://www.greystonelogistics.com